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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Performance Food Group Company Registration Statement Nos. 333-48462 and 333-63610 on Form S-3, Registration Statement Nos. 333-24679, 333-68877 and 333-61612 on Form S-4, and Registration Statement Nos. 33-72400, 333-12223, 333-78229 and 333-60528 on Form S-8 of our
report dated May 15, 2001 (August 9, 2001 as to Note 14) of Fresh International Corporation and subsidiaries as of February 28, 2001 and February 29, 2000 and for the years then ended, appearing in this Current Report on Form 8-K of Performance Food Group Company dated September 10, 2001.


DELOITTE & TOUCHE LLP/s/

Salinas, California
September 6, 2001